Exhibit 2.1

ANNEX A

Share Purchase Agreement

SOUTH HERTFORDSHIRE UNITED KINGDOM FUND, LTD.

And

NTL (B) LIMITED

Relating to the sale and purchase of 66.7 percent of the issued capital of ntl (South Hertfordshire) Limited

January 31, 2011

This Agreement is made on January 31, 2011

Between:

(1)               SOUTH HERTFORDSHIRE UNITED KINGDOM FUND, LTD. a limited partnership incorporated in Colorado, whose principal executive office is at Media House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP (the “Seller”); and

(2)               NTL (B) LIMITED (company number 02735732), a company incorporated in England and Wales, whose registered office is at 160 Great Portland Street, London W1W 5QA (the “Purchaser”).

Whereas:

(A)           The Seller has agreed to sell the Shares (as defined below) and to assume the obligations imposed on the Seller under this Agreement.

(B)           The Purchaser has agreed to purchase the Shares and to assume the obligations imposed on the Purchaser under this Agreement.

It is agreed as follows:

1.                   INTERPRETATION

In this Agreement, unless the context otherwise requires, the provisions in this clause 1 apply:

1.1            Definitions

“Agreed Terms” means in relation to a document, such document in the terms agreed between the Seller and the Purchaser with such alterations as may be agreed in writing between the Seller and the Purchaser from time to time;

“Affiliate” means with respect to any person, any other person that (i) directly or indirectly controls, is controlled by, or is under the common control with, such person; (ii) owns or controls 10 per cent. or more of the outstanding voting securities of such person; (iii) is an officer, director or general partner of such person; and (iv) if such person is an officer, director or general partner, any company for which such person acts in any such capacity;

“Articles of Association” means the articles of association of the Company as amended from time to time;

“Associated Companies” means in relation to a person, any holding company or subsidiary or any other subsidiaries of any such holding company or subsidiary, in each case of such person;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in England;

“Company” means ntl (South Hertfordshire) Limited (company number 02401044), a company incorporated in England and Wales, whose registered office is at 160 Great Portland Street, London W1W 5QA;

“Consideration” has the meaning given in clause 3;

“Closing” means the completion of the sale and purchase of the Shares pursuant to clause 4;

“Encumbrance” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Losses” means all losses, liabilities, costs (including without limitation legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“Material Adverse Change” means, a material adverse change to the business, results of operations or financial condition, properties, liabilities or assets of the Company after the date of this Agreement, but shall exclude any such change arising or reasonably likely to arise as a result of, out of or related to (a) changes in the economy or financial markets generally in countries in which the Company conducts material operations or (b) changes that are the result of factors generally affecting the principal industries in which the Company operates;

“Parties” means the parties to this Agreement and “Party” means any one of them;

“Purchaser’s Group” means the Purchaser and its subsidiaries and subsidiary undertakings from time to time;

“Purchaser’s Lawyers” means Fried, Frank, Harris, Shriver & Jacobson (London) LLP, 99 City Road, London EC1Y 1AX;

“Purchasers Warranties” means the warranties and representations given by the Purchaser pursuant to clause 7.3 and “Purchaser’s Warranty” means any one of them;

“Sellers Warranties” means the warranties and representations given by the Seller pursuant to clause 7.1 and “Seller’s Warranty” means any one of them;

“Shares” means 299,390 A ordinary shares of £1 each of the Company;

“Transaction” has the meaning given in clause 2.1;

“Virgin Media Group” means VMI and all Affiliates of VMI from time to time; and

“VMI” means Virgin Media Inc.

1.2            Modification etc. of statutes

References to a statute or statutory provision include:

(a)          that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement;

(b)         any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which that statute or provision has directly or indirectly replaced; and

(c)          any subordinate legislation made from time to time under that statute or statutory provisions.

1.3            Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.4            References to persons and companies

References to:

(a)          a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and

(b)         a company shall include any company, corporation or any body corporate, wherever incorporated.

1.5            References to subsidiaries and holding companies

The words “holding company”, “subsidiary” and “subsidiary undertaking” shall have the same meaning in this Agreement as their respective definitions in the Companies Act 2006.

1.6            Connected persons

A person shall be deemed to be connected with another if that person is connected with such other within the meaning of Section 839 of ICTA 1988.

1.7            Accounts

Any reference to “accounts” shall include the directors’ and auditors’ reports, relevant balance sheets and profit and loss accounts and related notes together with all documents which are or would be required by law to be sent to members in respect of the accounting reference period in question.

1.8            Headings

Headings shall be ignored in interpreting this Agreement.

1.9            Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.10     Legal Terms

References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.11     Non-limiting effect of words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

2.                   AGREEMENT TO SELL THE SHARES

2.1            On and subject to the terms of this Agreement, the Seller agrees to sell, and the Purchaser agrees to purchase, the Shares (the “Transaction”).

2.2            The Shares shall be sold by the Seller with full title guarantee free from Encumbrances and together with all rights and advantages attaching to them as at Closing (including the right to receive all dividends or distributions declared, made or paid on or after Closing).

3.                   CONSIDERATION

The consideration for the purchase of the Shares under this Agreement shall be £14,293,000, payable in cash (the “Consideration”).

4.                   CONDITIONS

4.1            Conditions Precedent

The agreement to sell and purchase the Shares contained in clause 2 is conditional upon the approval of the sale of the Shares in the Agreed Terms at a meeting of the limited partners of the Seller by limited partners (other than ntl Fawnspring Limited and its Affiliates) holding a majority of the limited partnership interests of the Seller.

4.2            Non-Satisfaction/Waiver

(a)               The Seller shall give notice to the Purchaser of the satisfaction of the condition in clause 4.1 within two Business Days of becoming aware of the same.

(b)              If the condition in clause 4.1 is not satisfied on or before June 30, 2011, the Purchaser may, in its sole discretion, terminate this Agreement by giving notice in writing to the Seller and the Seller shall have no claim against the Purchaser under it.

5.                   TERMINATION

5.1            Termination Events

(a)               This Agreement may be terminated and the Transaction contemplated by this Agreement may be abandoned at any time prior to Closing:

(i)                 by mutual written consent of the Parties;

(ii)              in accordance with clauses 4.2(b) and 6.4(a);

(iii)           by the Purchaser, if there has been a material breach of a Seller’s Warranty or any Seller’s Warranty shall have become untrue after the date of this Agreement and such breach is not curable or, if curable, is not cured within 10 Business Days after written notice thereof is given by the Purchaser to the Seller;

(iv)          by the Seller, if there has been a material breach of a Purchaser’s Warranty or any Purchaser’s Warranty shall have become untrue after the date of this Agreement and such breach is not curable or, if curable, is not cured within 10 Business Days after written notice thereof is given by the Seller to the Purchaser;

(v)             pursuant to clause 5.2; or

(vi)          by either the Purchaser or the Seller, if a meeting of the limited partners of the Seller to consider and vote upon a proposal to approve the sale of the Shares in the Agreed Terms shall have been held and completed and the approval of the sale of the Shares in the Agreed Terms by limited partners (other than ntl Fawnspring Limited and its Affiliates) holding a majority of the limited partnership interests of the Seller shall not have been obtained at the meeting or any adjournment or postponement thereof.

(b)              Upon termination of this Agreement, clauses 1, and 8.2 to 8.11 (inclusive) shall remain in full force and effect and any termination of this Agreement shall not affect and be without prejudice to any rights or liabilities that have accrued under this Agreement prior to such termination or under any provision which is expressly stated not to be affected by such termination.

5.2            Material Adverse Change

(a)               If at any time before Closing a Material Adverse Change occurs (whether or not notice is received in accordance with clause 5.2(b)), the Purchaser may terminate this Agreement by delivering a written notice to the Seller.

(b)              The Seller undertakes to give written notice to the Purchaser promptly and in any case within three Business Days if it becomes aware of any matter, event, occurrence or any other thing which has or is reasonably likely to lead to a Material Adverse Change and to provide the Purchaser with such information about the same as the Seller can furnish and thereafter to keep the Purchaser fully informed on a timely basis about the matter, event, occurrence or other thing in question and its likely effect on the Company.

6.                   CLOSING

6.1            Date and Place

Subject to clauses 4 and 5, Closing shall take place at Media House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP, or such other location as Seller and Purchaser may agree on the third Business Day following notification of the fulfilment or waiver of the conditions set out in clause 4 or on such other date as the parties may agree.

6.2            Seller Obligations on Closing

Unless the Purchaser agrees otherwise, at Closing the Seller shall deliver or cause to be delivered to the Purchaser:

(a)               evidence of the due fulfilment of the conditions set out in clause 4;

(b)              transfers of the Shares duly executed by the registered holder in favour of the Purchaser or as it may direct accompanied by the related share certificates;

(c)               an irrevocable power of attorney in the Agreed Terms executed by the Seller in favour of the Purchaser appointing the Purchaser to be the Seller’s lawful attorney in respect of the Shares;

(d)              releases or waivers in the Agreed Terms in respect of any Encumbrances affecting any of the Shares; and

(e)               a copy of a resolution of the board of directors of the Company in the Agreed Terms resolving that the share register of the Company is updated to reflect the transfers of the Shares provided for in this Agreement.

6.3            Purchaser Obligations on Closing

On Closing, the Purchaser shall pay the Consideration by way of electronic transfer for the same day value to such account as directed by the Seller.

6.4            Breach of Closing Obligations

If the Seller or the Purchaser fails to comply with any material obligation in clauses 6.2 and 6.3, the Purchaser, in the case of non-compliance by the Seller, or the Seller, in the case of non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the other:

(a)               to terminate this Agreement (other than clauses 1 and 8.2 to 8.11 (inclusive)) without liability on its part;

(b)              to effect Closing so far as practicable having regard to the defaults which have occurred; or

(c)               to defer Closing to such date being not more than 21 days after the date on which Closing was first scheduled to take place as the Party not in breach shall notify to the Party in breach and so that the provisions of this clause 6.4 other than the provisions of this clause 6.4(c) shall apply to Closing as so deferred.

7.                   WARRANTIES

7.1            Seller Warranties

The Seller warrants to the Purchaser on the date of this Agreement and as at Closing that:

(a)               it is a limited partnership duly organised and validly existing under the laws of its jurisdiction of formation;

(b)              it has the legal right and full power and authority to enter into and perform this Agreement;

(c)               the execution and delivery of this Agreement by the Seller and the consummation of the Transaction and the compliance by the Seller with the provisions of this Agreement will not constitute a default under any constitutional documents of the Seller or any laws, decree, order or rule of any court or government or agency thereof which is binding on the Seller;

(d)              other than as referred to in this Agreement, no consent or approval by, notice to or registration with any governmental or other authority is required on the part of the Seller in connection with the execution of this Agreement or consummation of the Transaction;

(e)               it is not a party to proceedings in relation to any compromise or arrangement with its creditors nor is it the subject of any winding up, bankruptcy or insolvency proceedings and to the best of the knowledge of the Seller no events have occurred which would justify such proceedings;

(f)                 it is entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of the Shares on the terms of this Agreement without the consent of any third party;

(g)              the Shares have been properly and validly issued and allotted and each are fully paid or credited as fully paid;

(h)              no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer of any share or loan capital or any other security giving rise to a right over, or an interest in, the Shares under any option, agreement or other arrangement (including conversion rights and rights of pre-emption);

(i)                  the Shares are free from Encumbrances; and

(j)                  during the two (2) years before the date of this Agreement, no order has been made or petition presented, meeting convened or resolution passed for the winding up of the Company, nor has any receiver been appointed or any distress, execution or other process been levied in respect of any of the assets of the Company and no events have occurred which would justify such proceedings nor has any order been made by, or petition presented to, the Court for the appointment of an administrator in respect of the Company.

7.2            The Seller hereby acknowledges that each of the Seller’s Warranties is being relied upon by the Purchaser in its decision to enter into this Agreement.

7.3            Purchaser Warranties

The Purchaser warrants to the Seller on the date of this Agreement that:

(a)               it is a corporation duly organised and validly existing under the laws of England and Wales;

(b)              it has the legal right and full power and authority to enter into and perform this Agreement;

(c)               the execution and delivery of this Agreement by the Purchaser and the consummation of the Transaction and the compliance by the Purchaser with the provisions of this Agreement will not constitute a default under any constitutional documents of the Purchaser or any laws, decree, order or rule of any court or government or agency thereof which is binding on the Purchaser;

(d)              other than as referred to in this Agreement, no consent or approval by, notice to or registration with any governmental or other authority is required on the part of the Purchaser in connection with the execution of this Agreement or consummation of the Transaction;

(e)               the Purchaser has access to and will have in place at the relevant dates of payment all funds necessary to enable it to enter into this Agreement and to perform the obligations to be performed by it thereunder; and

(f)                 the Purchaser is not a party to proceedings in relation to any compromise or arrangement with its creditors nor is it the subject of any winding up, bankruptcy or insolvency proceedings and to the best of the knowledge of the Purchaser no events have occurred which would justify such proceedings.

7.4            The Purchaser hereby acknowledges that each of the Purchasers Warranties is being relied upon by the Seller in its decision to enter into this Agreement.

8.                   OTHER PROVISIONS

8.1            Further assurance

Each of the Seller and the Purchaser shall, and shall use reasonable endeavours to, procure that any necessary third party shall, execute such documents and do such acts and things as either the Seller or the Purchaser may reasonably require to transfer the Shares to the Purchaser and to give each of them the full benefit of this Agreement.

8.2            Whole Agreement

This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

8.3            Assignment

(a)               Subject to clause 8.3(b), neither Party may, without the prior written consent of the other, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of all or any of the other’s obligations under this Agreement, or any benefit arising under or out of this Agreement.

(b)              The Purchaser may assign all or part of its rights under this Agreement to any member of the Virgin Media Group.

8.4            Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term, or enjoy any benefit under this Agreement.

8.5            Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Seller and the Purchaser.

8.6            Time of the Essence

Time shall be of the essence of this Agreement both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Seller and the Purchaser.

8.7            Stamp Duty, Fees and Taxes

The Purchaser shall bear the cost of all stamp duty, any notarial fees and all registration and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the transactions contemplated by this Agreement. The Purchaser shall be responsible for arranging the payment of such stamp duty and all other such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with the payment of such taxes and duties. The Purchaser shall indemnify the Seller against any Losses suffered by the Seller as a result of the Purchaser failing to comply with its obligations under this clause 8.7.

8.8            Notices

(a)               Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)                 in writing;

(ii)              delivered by hand, fax, pre-paid first class post or courier.

(b)              A Notice to the Seller shall be sent to the following address, or such other person or address as the Seller may notify to the Purchaser from time to time:

c/o South Hertfordshire United Kingdom Fund, Ltd.

Media House

Bartley Wood Business Park

Hook

Hampshire

RG27 9UP

Attention: Gill James

(c)               A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the Seller from time to time:

c/o ntl (B) Limited

Media House

Bartley Wood Business Park

Hook

Hampshire

RG27 9UP

Attention: Gill James

(d)              A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)                 60 hours after posting, if delivered by pre-paid first class post;

(ii)              at the time of delivery, if delivered by hand or courier; or

(iii)           at the time of transmission in legible form, if delivered by fax.

8.9            Invalidity

(a)               If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

(b)              To the extent it is not possible to delete or modify the provision, in whole or in part, under clause 8.9(a), then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under clause 8.9(a), not be affected.

8.10     Counterparts

This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all the counterparts shall together constitute one and the same instrument. The Seller and the Purchaser may enter into this Agreement by executing any such counterpart.

8.11     Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law and the Parties irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

In witness whereof this Agreement has been duly executed on the date first set out above.

SIGNED by	/s/ ROBERT MACKENZIE

on behalf of NTL FAWNSPRING LIMITED
the General Partner of SOUTH HERTFORDSHIRE UNITED KINGDOM FUND, LTD.

SIGNED by	/s/ ROBERT MACKENZIE

on behalf of NTL (B) LIMITED